PROMISSORY NOTE

FOR VALUE RECEIVED, in the form of a loan for $850,000, the undersigned promises to pay to the order of Tallman Supply Inc
("TSI") the sum of $850,000 according the following terms and conditions:

This note in payable in five installments. The first installment of $150,000 is payable within 14 days of either completion of the attached acquisition agreement between The Atrium Group of companies limited and Tallman Supply Inc. or the surviving entities common stock being cleared to trade by the NASD whichever is the latter. The remaining four installments of $175,000 are payable as per attached milestones schedule.

2,135,000 shares of TSI as defined in attached acquisition agreement and shareholder list will be held in mutually acceptable lawyers escrow account and be subject to escrow agreement attached as security for payment of this Promissory Note.

No interest shall accrue during the first 36 months of the loan period. For the 24 months after the first 36 month period, interest only shall be paid quarterly in arrears computed quarterly on the unpaid balance at the rate announced from time to time by the US Federal Reserve as its prime rate ("Note Rate") and at a rate of one (1) percent per annum above the Note Rate on overdue payments or while a default exists and after maturity, whether by acceleration or otherwise. Each change in the prime rate shall cause a change in the Note Rate to become effective on the day after the next payment is due hereunder. At the end of 60 months the Note shall be payable at the discretion of the TSI board, either in a lump sum of $850,000 or the equivalent value in shares of TSI, with the price per share being computed as the average share price over the last 5 trading days prior to the Note being paid. Provided, however, that the Payee under this Note shall take no action to accelerate the same or to levy on any security other than to charge the default rate of interest provided for herein until and unless 30 days have elapsed from the date of any failure to pay as herein provided for and provided further that, upon such 30 day period having elapsed time shall be of the essence and no payment tendered or accepted by the Payee shall waive the Payee's then right to accelerate this Note and further provided, nothing herein to the contrary withstanding, the entire principal and accrued interest shall be immediately due and payable. The Note may be prepaid at any time without penalty pursuant to the payment terms above indicated.

The undersigned and each endorser of this Note, and any other party liable for the debt evidenced by this Note, severally waives demand, presentment, notice of dishonour and protest of this Note; and consents to any extension or postponement of time of its payment without limit as to number or period; to any substitution, exchange or release of all or any part of the collateral securing this Note; to the addition of any party; and to the release, discharge or suspension of any rights and remedies against any person who may be liable for the payment of this debt. No delay on the part of the holder in the exercise of any right or remedy shall operate as a waiver, no single or partial exercise by the holder of any right or remedy shall preclude any other or further exercise of that right or remedy or the exercise of any other right or remedy; and no waiver or indulgence by the holder of any default shall be effective unless it is in writing and signed by the holder; nor shall a waiver on one occasion be construed as a bar to, or waiver of, any right on any future occasion. Thirty (30) days after the occurrence and continuance of a default, all amounts then remaining unpaid on this Note may be declared to be, and shall thereafter be, immediately due and payable.

Dated: 20th October, 1998.

For and on behalf of European Technology Investments Ltd.

_______________________
<Authorized Signatory>


For and on behalf of Tallman Supply, Inc.

_______________________
Officer <Chris Every>